Exhibit 10.2

Execution Version INTERIM FUNDING AGREEMENT

(Master Lease Agreement)

This Interim Funding Agreement, dated December 26, 2025 (this “Agreement”), is made by and between STONEBRIAR COMMERCIAL FINANCE LLC (together with its successors and permitted assigns, “Lessor”) and the undersigned lessee (“Lessee”).

WHEREAS Lessor has agreed to finance certain equipment for Lessee pursuant to that certain Master Lease Agreement, dated as of even date herewith (the “Master Lease”; capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Master Lease), by and between Lessor and Lessee, such equipment being further described in Exhibit A attached hereto (together with all additions, improvements, replacements, repairs, appurtenances, substitutions and attachments thereto and proceeds, including insurance proceeds, thereof, the “Equipment”); provided that from and after the transfer or conversion of any of the foregoing to a Schedule (as defined below) under the Master Lease such equipment shall cease to constitute “Equipment” hereunder but shall constitute “Equipment” under the Master Lease and the applicable Schedule; and

WHEREAS the seller or sellers of the Equipment require progress payments to be made, which Lessee may request Lessor to fund, pursuant to invoices, purchase orders or related documents, warranties or agreements each in a form acceptable to Lessor (it being acknowledged and agreed that the Preliminary Purchase Agreement, dated as of November 2, 2025 (the “Purchase Agreement”) by and between Wyoming Machinery Company dba Energy Solutions and Atlas Sand Company, LLC dba Atlas Energy Solutions is acceptable to Lessor).

NOW THEREFORE the parties hereby agree as follows:

1. Upon receipt of a request for an advance from Lessee, substantially in the form of Exhibit B attached hereto (a “Request for Advance”), Lessor agrees to make progress payments to the applicable seller of the Equipment (each, a “Seller”) or to reimburse Lessee for such progress payments already made by Lessee to a Seller subject to the terms of this Agreement (each such payment an “Advance”).

2. The aggregate amount advanced by Lessor hereunder shall not exceed $385,000,000 (the “Authorized Amount”), and Lessor shall not be obligated to make any Advance hereunder if: (a) the aggregate amount to be advanced, including such Advance, would result in the aggregate amount advanced hereunder to exceed the Authorized Amount, (b) the date of such Advance is after the Cutoff Date (as defined below), (c) an Event of Default (as defined in the Master Lease) has occurred, (d) the amount of the Advance would exceed the progress payments then due to Sellers or to be reimbursed to Lessee, or (e) the type and nature of the Equipment is different from that described on Exhibit A attached hereto in any material respect unless otherwise approved by Lessor. Lessor shall be obligated to make no more than one (1) Advance in any calendar month; nor shall Lessor be obligated to make any single Advance (other than the final Advance hereunder) in an amount less than $2,000,000.00.

3. Lessor shall not make any Advance hereunder until it shall have first received the Master Lease, duly signed by Lessee, in form and substance as required by Lessor and Lessee has delivered all other items and satisfied all conditions precedent set out in Exhibit C attached hereto.

4. On each Lease Commencement Date (as defined below): (a) the Advances made hereunder with respect to Equipment that has then been delivered to, and accepted by, Lessee, if any, will be converted into a Schedule substantially in the form attached as Exhibit D hereto (each, a “Schedule”) and such Equipment shall become subject to the terms of such Schedule and shall be released from the terms set forth in this Agreement and, in connection with each such conversion. The term “Lease Commencement Date” as used in this Agreement means the first (1st) day of each calendar month to occur after the delivery to Lessee of the Equipment purchased by such Advance. Notwithstanding the foregoing, Lessee would be permitted, in lieu of converting the applicable Equipment into a Schedule, to instead purchase such Equipment from Lessor for an amount equal to the applicable Conversion Buyout Price (defined below) provided that (i) Lessee has delivered to Lessor written notice of Lessee’s desire to purchase such Equipment at least 90 days prior to the applicable Lease Commencement Date for such Equipment (or such shorter period as agreed in writing by Lessor) and (ii) no Event of Default is continuing on the date Lessor receives the applicable notice or on the applicable Lease Commencement Date. The “Conversion Buyout Price” with respect to any Equipment shall be the sum of (x) 108% times the Advances made with respect to such Equipment plus (y) all Rent due hereunder with respect to such Equipment plus (z) all out-of-pocket taxes, charges and expenses paid by Lessor relating to the sale, registration, use, possession and operation of such Equipment. Following the valid exercise of Lessee’s purchase option set forth above and receipt by Lessor of the applicable Conversion Buyout Price in good, immediately available funds, Lessor shall transfer to Lessee, without recourse or warranty of any kind, express or implied, all of Lessor’s right, title and interest in and to the applicable Equipment on an “as-is,” “where-is,” “with all faults” basis, except Lessor will warrant that such Equipment is free and clear of any liens created by or through Lessor, and following such transfer, such Equipment shall no longer constitute “Equipment” hereunder or under the other Lease Documents.

5. The term “Cutoff Date” as used in this Agreement means the earliest to occur of the following dates: (a) February 28, 2027; (b) the date on which there occurs an Event of Default as defined in the Master Lease (notwithstanding that some or all of the Equipment has not then been delivered and accepted) that has not been waived in writing by Lessor; (c) the date that all Equipment is accepted by Lessee under the Master Lease pursuant to a Schedule substantially in the form attached as Exhibit D hereto; or (d) the date on which there occurs a Material Adverse Effect. Lessor may, but is not obligated to, extend the Cutoff Date.

6. If on the Cutoff Date (a) all or a portion of the Equipment has not been delivered to and accepted by Lessee under the Master Lease pursuant to a Schedule; (b) any other condition set out in Exhibit C attached hereto required to be complied with prior to the transaction being completed, has not been met, as determined by Lessor in its reasonable discretion; or (c) for any other reason (including a Casualty Loss with respect to any Equipment or the occurrence of an Event of Default) Lessee has not executed and delivered a Schedule with respect to the Equipment, in form and substance reasonably satisfactory to Lessor, then, upon demand at any time after the Cutoff Date, Lessee shall, promptly following Lessor’s demand therefor, pay Lessor the total amount advanced hereunder and not converted to a Schedule together with (i) accrued but unpaid Rent thereon determined as provided below and (ii) a termination fee (paid as liquidated damages and not as a penalty) of 8% of the aggregate amount of the Advances made hereunder that have not been converted to a Schedule, and Lessor shall no longer be obligated to make Advances hereunder. Upon such payment,

Interim Funding Agreement (Galt Power Solutions LLC)	Page 1

Lessor shall transfer to Lessee without recourse or any warranty whatsoever all of Lessor’s right, title, and interest in and to any Equipment not yet subject to a Schedule and in any Advances made in connection therewith and repaid by Lessee pursuant hereto. If no such payment is made within five (5) business days of Lessor’s demand therefor, Lessee shall have no right to acquire use of the Equipment under the Master Lease and Lessor may, at its option (x) exercise any remedies available to Lessor under the Master Lease, at equity or otherwise under the law, and/or (y) declare the Master Lease and all of Lessor’s obligations thereunder terminated and acquire the Equipment for Lessor’s own account or make any other arrangement with any Seller that Lessor can negotiate, and/or (z) enforce its demand for payment from Lessee as provided above. For the avoidance of doubt, the options set out in this Section 6 are exercisable at Lessor’s discretion and are not intended, nor shall they be interpreted, to permit Lessee to avoid entering into the Schedule contemplated hereby.

7. Whether or not the Equipment is accepted by Lessee under the Master Lease, Lessee agrees to pay Lessor monthly Rent based on the unpaid balance of the aggregate amounts advanced hereunder and not yet converted to a Schedule times a lease rate factor (the “Interim Rental Rate”) equal to a per annum rate equal to sum of the 1-Month SOFR plus 635 basis points. In the event of an Advance being outstanding for less than a complete month, the Rent payable for that partial month in connection therewith shall be computed on the basis of (a) the actual days elapsed between the date the Advance was made and the end of the month, times (b) the Interim Rental Rate, divided by (c) 30. For the initial Advance made hereunder, the Interim Rental Rate shall be initially determined on the date such Advance is made; thereafter, the applicable Interim Rental Rate shall reset on the first day of each month until the Maturity Date (defined below). The initial Interim Rental Rate for any Advance made after the initial Advance shall be the Interim Rental Rate that otherwise applies to Advances already outstanding on such date. “1-Month SOFR” as used herein, shall mean on any day, the higher of (y) the rate reported for the CME Term SOFR (as published on the CME Group Benchmark Administration website (or such other page as may replace that page on that service or such other service or services as may be reasonably selected by Lessor for the purpose of displaying forward-looking SOFR rates) for the business day immediately preceding the date the applicable Interim Rental Rate is determined and (z) 4.00%.

8. Rent accrued hereunder shall be payable monthly in arrears, with the first Rent payment with respect to each Advance being due on the first day of the calendar month following the date on which such Advance is made, and then on the first day of each month thereafter until the Maturity Date, at which time all remaining unpaid interim Rent owing in connection with such Advance shall be paid by Lessee. “Maturity Date” with respect to each Advance shall mean the earlier of (a) the date Lessor demands payment pursuant to Section 6 above or (b) the applicable Lease Commencement Date with respect thereto.

9. Some items of Equipment may be delivered by the Seller to Lessee without Lessee having accepted the items under the Master Lease or having entered into a Schedule with respect to the Equipment. Lessee agrees to abide by the terms of the Master Lease as if such Equipment had been accepted by Lessee, including without limitation, to maintain the Equipment and obtain insurance on each item of Equipment as required by the Master Lease from the date it is delivered to Lessee regardless of whether Lessee has accepted the item under the Master Lease. Lessor shall have all rights and indemnities under the Master Lease as though the Equipment were subject to the Master Lease.

10. So long as any obligations remain outstanding under this Agreement, Lessee shall hold the Equipment in trust and as custodian for Lessor, and Lessee acknowledges that it has no title to the Equipment whatsoever except that if the Equipment has been delivered to Lessee prior to being accepted, Lessee shall hold such Equipment as bailee for the benefit of Lessor and abide by the terms and conditions of the Master Lease as set out in Section 9 above. To the extent it is determined that Lessee has any right, title or interest in the Equipment or the Purchase Agreement (whether such Equipment is fully or partially completed), Lessee hereby grants to Lessor a security interest in the Equipment and the Purchase Agreement, all attachments, accessions and replacements thereto and all proceeds thereof, as security for payment and performance of all obligations of Lessee to Lessor under this Agreement. Except as set forth in the preceding sentence, Lessee shall at all times keep the Equipment free and clear of all Liens other than Permitted Liens.

11. Lessor makes no representation as to when the Equipment may be delivered by the Seller thereof.

12. Lessee agrees that Lessor shall be entitled to recover from Lessee all documented out-of-pocket losses, costs and fees (including documented out-of-pocket legal fees and costs) incurred by Lessor in enforcing its right to payments due hereunder.

13. Lessee hereby represents and warrants to Lessor that execution of this Agreement by Lessee will create a valid, binding and enforceable obligation of Lessee, and such execution will not violate any agreement, bylaw or regulation to which Lessee is subject.

14. This Agreement may not be assigned by Lessee without the prior written consent of Lessor. Lessor may assign its rights in this Agreement consistent with the terms of the Master Lease, and Lessee hereby waives any right of set-off or defenses as against any assignee of Lessor. This Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the parties hereto. If any provision of this Agreement is invalid, illegal or unenforceable, it shall not affect the validity, legality or enforceability of any other provision of this Agreement. Any amendment or waiver hereof or hereto must be in writing and signed by both parties hereto. Lessee, upon the reasonable request of Lessor, will execute, acknowledge, record or file, as the case may be, such further documents and do such further acts as may be reasonably necessary to carry out more effectively the purposes of this Agreement.

15. Simultaneously with Lessee’s execution of this Agreement, Lessee shall pay to Lessor a non-refundable commitment fee of $3,850,000.00 in good, immediately available funds. Lessee hereby acknowledges and agrees that such commitment fee is fully earned by Lessor and non-refundable as of the date hereof.

16. This Agreement expressly incorporates the terms of Sections 15, 26, 27, 28, and 29 of the Master Lease related to, inter alia, general indemnification, financial statements, governing law, jurisdiction, forum selection, venue, jury waiver, severability, and integration as if such terms were set out in full herein, mutatis mutandis.

[Signature Page Follows]

Interim Funding Agreement (Galt Power Solutions LLC)	Page 2

IN WITNESS WHEREOF, the parties hereto have executed or caused this Interim Funding Agreement to be duly executed by their respective duly authorized officers as of the date first above written.

Lessee:		Lessor:

GALT POWER SOLUTIONS LLC		STONEBRIAR COMMERCIAL FINANCE LLC

By:	/s/ Blake McCarthy	By:	/s/ Harrison P. Smith
Name:	Blake McCarthy	Name:	Harrison P. Smith
Title:	Executive Vice President and Chief Financial Officer	Title:	Authorized Signatory

Interim Funding Agreement (Galt Power Solutions LLC)	Signature Page

Exhibit A

Equipment Description

[INTENTIONALLY OMITTED]

Interim Funding Agreement (Galt Power Solutions LLC)	Exhibit A

Exhibit B

REQUEST FOR ADVANCE

Reference is made to that certain (a) Master Lease Agreement, dated as of December 26, 2025 (the “Master Lease”), between Stonebriar Commercial Finance LLC (“Lessor”) and the undersigned lessee (the “Lessee”) and (b) Interim Funding Agreement, dated as of December 26, 2025 (“IFA”), between Lessor and Lessee. Capitalized terms used but not otherwise defined herein have the meanings ascribed to such terms in the IFA or the Master Lease, as applicable.

Lessee hereby requests that Lessor make an Advance to the applicable Seller(s) and in the amounts specified below, and hereby certifies that in accordance with the terms of the relevant Purchase Agreement(s), the requisite items of Equipment have been or will be delivered or the requisite amount of work has been or will be completed, and that each Seller is lawfully entitled to an interim Advance in the amount of the Advance requested below, and that such amounts are net of any applicable rebates, discounts or refunds available to Lessee. Lessee agrees that all amounts so advanced by Lessor shall be deemed to be Advances for purposes of the IFA.

Seller	Account Information	Purchase Agreement (Invoice Number & Date)	Amount of Requested Advance

This is the [●] Request for Advance made pursuant to the IFA. The total amount of the requested Advance hereunder is $[●], and the aggregate amount of all Advances made pursuant to the IFA following the payment of the Advance requested hereunder will be $[●]. Lessee requests that the above-described Advance be made on [●], which is a business day at least three (3) business days later than the date of this request.

Lessee hereby represents, warrants, covenants and agrees as follows:

a. From the date the Advance requested hereunder is advanced to the Cutoff Date, Rent described in the IFA shall be payable by Lessee to Lessor in accordance with the terms of the IFA, Lessee’s obligation to pay such Rent (as well as all other amounts due under the Master Lease and IFA) to Lessor as and when due is absolute and unconditional as set forth in Section 4 of the Master Lease and shall not fail to be paid for any reason or circumstances whatsoever including any right of set-off, counterclaim, recoupment, deduction, defense or other right that Lessee may, at any time, have against Lessor, any Seller, or any other Person.

b. Without in any way limiting any of the terms of the Lease of the Equipment, (i) if all or any part of the Advance requested hereunder is to be disbursed to a Seller or other Person as authorized and directed above, Lessee has caused to be delivered to Lessor complete and accurate invoices with respect thereto or a complete and accurate copy of the Purchase Agreement with respect thereto, and (ii) if all or any part of the Advance requested hereunder is to be disbursed to Lessee for the acquisition of Equipment from Lessee by Lessor, Lessee has executed and delivered, and caused other Persons (as appropriate) to execute and deliver, bills of sale, assignments or warranties, lien releases and such other documents, instruments and agreements reasonably requested by Lessor in connection with such acquisition.

c. All representations and warranties of Lessee contained in the Master Lease are hereby restated as of the date hereof and are true and correct in all material respects as of such date and will be true and correct in all material respects as of the date designated above for the Advance to be made (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such date).

IN WITNESS WHEREOF, Lessee has duly executed this Request for Advance on [●].

GALT POWER SOLUTIONS LLC

By:
Name:
Title:

Interim Funding Agreement (Galt Power Solutions LLC)	Exhibit B

Exhibit C

Conditions Precedent

1. In addition to any other conditions precedent or requirements listed in this Agreement, the following conditions precedent must be met to Lessor’s satisfaction, in its sole discretion, before any Advance is made hereunder:

(a)
Receipt by Lessor of purchase order assignment agreement(s), in form and substance reasonably satisfactory to Lessor, executed by Lessee and each Seller with respect to the Equipment;
(b)
Receipt by Lessor of a Continuing Guaranty (the “Guaranty”), in form and substance reasonably satisfactory to Lessor, executed by Guarantor in favor of Lessor;
(c)
Receipt by Lessor of an officer’s certificate of Lessee containing true, correct and complete copies of (i) the charter documents of Lessee, (ii) resolutions of Lessee authorizing the execution, delivery and performance by Lessee of the Master Lease, this Agreement, the Schedule related to the Equipment and the other agreements entered into in connection therewith; (iii) an incumbency certificate of Lessee; and (iv) evidence of Lessee’s good standing in the State of Delaware and the State of Texas;
(d)
Receipt by Lessor of an officer’s certificate of Guarantor containing true, correct and complete copies of (i) the charter documents of Guarantor, (ii) resolutions of Guarantor authorizing the execution, delivery and performance by Lessee of the Guaranty and any other agreements entered into in connection therewith; (iii) an incumbency certificate of Guarantor; and (iv) evidence of Guarantor’s good standing in the State of Delaware;
(e)
Receipt by Lessor of an opinion of Lessee’s outside counsel addressing such issues as Lessor may request with respect to the Master Lease, any Schedule, this Agreement, the Guaranty and the transactions contemplated hereby to include, without limitation, opinions related to (i) due authority, execution and delivery; (ii) enforceability; (iii) no conflicts with law or other agreements; (iv) no consents/approvals/authorizations required; and (v) valid creation and perfection of Lessor’s first priority security interest in the Equipment if it is determined by a court of competent jurisdiction that a Schedule is not a true lease, but rather is a sale and extension of credit, a lease intended for security, a loan secured by the Equipment specified in such Schedule, or other similar arrangement, as more particularly described in Section 7 of the Master Lease; and
(f)
Lessor’s review and approval of the condition of title to the Equipment, including receipt of confirmation from any secured parties of Lessee that such secured party shall have no interest in the Equipment.

2. In addition to any other conditions precedent or requirements listed in this Agreement, the following conditions precedent must be met to Lessor’s satisfaction, in its sole discretion, before the final Advance is made hereunder:

(a)
Receipt by Lessor of a final Schedule with respect to the Equipment executed by Lessee, in form and substance reasonably satisfactory to Lessor;
(b)
Completed delivery and installation of the Equipment;
(c)
Acceptance of the Equipment by Lessee;
(d)
Receipt by Lessor of a sufficient and itemized description of the Equipment including make (manufacturer), model numbers and serial numbers of all major components of the Equipment with an individual fair market value in excess of $100,000.00.
(e)
The completed Equipment is acceptable to Lessor including, as required by Lessor, Lessor obtaining and being satisfied with a physical inspection and appraisal of the completed Equipment at the premises of Lessee by a qualified appraiser selected by Lessor;
(f)
Receipt by Lessor of all required purchase orders, proofs of payment, bills of sale and/or other evidence required by Lessor to confirm that Lessor has good and valid title to the completed Equipment, free and clear of all liens;
(g)
Receipt by Lessor of satisfactory evidence of the due and valid perfection of Lessor’s interest in the completed Equipment and that its security in the completed Equipment is first ranking; and
(h)
Receipt by Lessor of confirmation that all required insurance is effective.

Interim Funding Agreement (Galt Power Solutions LLC)	Exhibit C

Exhibit D

Form of Equipment Schedule

Attached

Interim Funding Agreement (Galt Power Solutions LLC)	Exhibit D

EQUIPMENT SCHEDULE NO. [●]

Lessor: STONEBRIAR COMMERCIAL FINANCE LLC, together with its successor and permitted assigns

Lessee: GALT POWER SOLUTIONS LLC

THIS EQUIPMENT SCHEDULE NO. [●], dated as of [●] (this “Schedule”), is executed, and the Equipment (defined below) is hereby leased, pursuant to that certain Master Lease Agreement, dated as of December 26, 2025 (the “MLA”), between Lessee and Lessor, the terms of which are incorporated herein by reference. This Schedule, incorporating by reference the terms and conditions of the MLA and any Riders or other addenda referencing the MLA or this Schedule, constitutes a separate instrument of lease effective as of the date accepted by Lessor as indicated below. Unless specifically defined herein, capitalized terms used in this Schedule shall have the same meaning as set forth in the MLA.

The equipment leased hereunder shall be as set forth in Exhibit A attached hereto and incorporated herein for all purposes (the “Equipment”), and Lessee hereby irrevocably acknowledges receipt and acceptance of the Equipment in satisfactory condition.

Lessee hereby agrees to the following terms and provisions:

1.	Equipment Location(s):	[●]

2.	Equipment Cost:	$[●]

3.	Rental Payment Amount:	$[●][1](plus any applicable sales/use tax)

4.	Number of Rental Payments:	[84/120][2]

5.	First Rental Payment Due Date:	[●][3] with subsequent Rental Payments due on the 1st day each month thereafter (each a “Rental Payment Due Date”).

6.	Term Expiration Date:	[●][4]

9.
Stipulated Loss Value. The Stipulated Loss Value of any item of Equipment shall be an amount equal to the product of (a) the Equipment Cost of such item of Equipment and (b) the Stipulated Loss Value Percentage set forth in the Exhibit B attached hereto and incorporated herein by reference, which corresponds to the number of full monthly rental payments that have been received by Lessor prior to the date of loss.
10.
Early Termination Options.
(a)
Notwithstanding anything in the Lease to the contrary, Lessee shall have the right (the “First ETO Right”) to purchase all, but not less than all, of the Equipment on the eighty-fifth (85nd) Rental Payment Due Date (the “First ETO Date”) so long as: (i) as of the First ETO Date, Lessee has paid and Lessor has received all rental and other payments due under the Lease (including the rental payment due on the First ETO Date) at or prior to their respective due dates (taking into account all applicable grace periods); (i) Lessee shall have provided Lessor written notice of Lessee’s intention to exercise the First ETO Right (the “First ETO Notice”), and such First ETO Notice shall have been delivered at least one hundred eighty (180) days (and no more than two hundred seventy (270) days) prior to the First ETO Date; (iii) no Event of Default shall have occurred and be continuing under the Lease at the time of the First ETO Notice or on the First ETO Date; and (iv) Lessee pays to Lessor on the First ETO Date a lump sum cash payment in an amount equal to [●]%5 of the Equipment Cost indicated above (the “First ETO Purchase Price”), plus all applicable taxes. Upon satisfaction of all requirements set forth in clauses (i)-(iv) above and following receipt by Lessor of the First ETO Purchase Price on the First ETO Date, together with any other amounts then due and payable under the Lease, all in immediately collectable funds, Lessor shall transfer to Lessee, without recourse or warranty of any kind, express or implied, all of Lessor’s right, title and interest in and to such Equipment on an “as-is,” “where-is,” “with all faults” basis. In connection with such transfer Lessee shall also be obligated to reimburse Lessor for all taxes, charges and expenses relating to the sale, registration, use, possession, and operation of the Equipment. Lessee acknowledges and agrees that each provision, term, and condition of this clause (a) is crucial and fundamental to the proper exercise of the First ETO Right, and that a failure to satisfy each such provision, term and condition expressly as set forth herein may preclude the exercise of such First ETO Right.

1 the Rental Payment Amount shall be calculated by multiplying (a) the Equipment Cost times (b) the Lease Rate Factor. “Lease Rate Factor” means (i) 1.178% if on the Lease Commencement Date the Equipment is on contract with Wiwynn Technology Corp. for at least 10.5 years (a “Full Contract”) or (ii) 1.270% for payments 1-60 and 1.039% for payments 61-120 if on the Lease Commencement Date the Equipment is on contract for at least 5 years with at least two 5-year renewal options (a “Renewal Contract”) or (iii) 1.500%; provided, however, that such percentages assume a U.S. 2-Year Treasury constant maturity rate of 3.60% on the applicable Lease Commencement Date. Should this rate index be higher than 3.60% (as reported by the Federal Reserve Board of Governor’s H.15 release) for the reporting day immediately before execution of this Schedule, then the Lease Rate Factor will increase accordingly, and should this rate index be lower than 3.60% (as reported by the Federal Reserve Board of Governor’s H.15 release) for the reporting day immediately before execution of this Schedule, then the Lease Rate Factor would decrease accordingly (but in no event would any decrease be greater than 10 basis points).

2 120 months if on the Lease Commencement Date the Equipment is on a Full Contract or a Renewal Contract; otherwise, 84 months.

3 the applicable Lease Commencement Date.

4 the last day of the month 84 or 120 months from the Lease Commencement Date, as applicable.

5 49.85% for a Full Contract; 45.28% for a Renewal Contract.

Equipment Schedule No. [●] ([●])	Page 1

(b)
[Notwithstanding anything in the Lease to the contrary, Lessee shall have the right (the “Second ETO Right” and together with the First ETO Right, the “ETO Rights”) to purchase all, but not less than all, of the Equipment on the one hundred ninth (109th) Rental Payment Due Date (the “Second ETO Date”) so long as: (i) as of the Second ETO Date, Lessee has paid and Lessor has received all rental and other payments due under the Lease (including the rental payment due on the Second ETO Date) at or prior to their respective due dates (taking into account all applicable grace periods); (i) Lessee shall have provided Lessor written notice of Lessee’s intention to exercise the Second ETO Right (the “Second ETO Notice”), and such Second ETO Notice shall have been delivered at least one hundred eighty (180) days (and no more than two hundred seventy (270) days) prior to the Second ETO Date; (iii) no Event of Default shall have occurred and be continuing under the Lease at the time of the Second ETO Notice or on the Second ETO Date; and (iv) Lessee pays to Lessor on the Second ETO Date a lump sum cash payment in an amount equal to [●]%6 of the Equipment Cost indicated above (the “Second ETO Purchase Price”), plus all applicable taxes. Upon satisfaction of all requirements set forth in clauses (i)-(iv) above and following receipt by Lessor of the Second ETO Purchase Price on the Second ETO Date, together with any other amounts then due and payable under the Lease, all in immediately collectable funds, Lessor shall transfer to Lessee, without recourse or warranty of any kind, express or implied, all of Lessor’s right, title and interest in and to such Equipment on an “as-is,” “where-is,” “with all faults” basis. In connection with such transfer Lessee shall also be obligated to reimburse Lessor for all taxes, charges and expenses relating to the sale, registration, use, possession, and operation of the Equipment. Lessee acknowledges and agrees that each provision, term, and condition of this clause (b) is crucial and fundamental to the proper exercise of the Second ETO Right, and that a failure to satisfy each such provision, term and condition expressly as set forth herein may preclude the exercise of such Second ETO Right.]7
11.
End of Term Options. If Lessee does not properly exercise an ETO Right as set forth above, the Lease shall continue until the Term Expiration Date, at which time Lessee shall have the end of term options set forth in the MLA.
12.
Conditions Precedent. On or prior to the date hereof, as a condition precedent to the effectiveness of Lessor’s obligation to fund the Equipment Cost, Lessor shall have received the following documents, each in form and substance satisfactory to Lessor:
(a)
confirmation that the Equipment is free and clear of all liens, privileges, claims, mortgages and other encumbrances;
(b)
a bill of sale for any Equipment not purchased directly from the manufacturer of such Equipment;
(c)
[a non-amortizing irrevocable standby letter of credit (the “Letter of Credit”) in an amount equal to ten percent (10.0%) of the Equipment Cost, such Letter of Credit to (i) name Lessor as beneficiary; (ii) permit partial and multiple draws without invalidating or terminating the remaining balance of the Letter of Credit; (iii) be freely assignable and transferable by Lessor without restriction or condition (other than notifying the issuing bank of any such assignment or transfer and delivering any required transfer form); (iv) be issued by the U.S. branch of a bank or other financial institution reasonably acceptable to Lessor which has (A) a long-term unsecured debt rating of “A-” or higher by S&P; (B) a long-term, unsecured debt rating of not less than “A3” by Moody’s; or (C) if the counterparty is rated by Fitch, either a long-term unsecured debt rating of not less than “A-” from Fitch or a short-term unsecured debt rating of not less than “F2” from Fitch; (vi) except as expressly set forth below, remain in full force and effect until ninety (90) days following the termination of this Schedule; and (vii) be drawable by Lessor upon the occurrence and during the continuance of any Event of Default;]8
(d)
confirmation of insurance covering the Equipment consistent with the terms of the MLA; and
(e)
a collateral access agreement executed by the owner of any real property on which the Equipment will be located and Lessee, confirming Lessor’s ability to access the Equipment following any Event of Default.
13.
Collateral Assignment of Certain Contracts. Lessee shall collaterally assign to Lessor each customer contract associated with the Equipment (each a “Collateral Contract”), such collateral assignment to be in form and substance reasonably acceptable to Lessor and delivered to Lessor within ten (10) days of the execution of such Collateral Contract.

6 25.97% for a Full Contract; 24.29% for a Renewal Contract.

7 For a Schedule with an 84 month term, this clause (b) will be deleted, and clause (a) will instead reflect a First ETO Date of the 73rd Rental Payment Due Date and a First ETO Purchase Price of 32.00%.

8 To be inserted in each 84-month Lease

Equipment Schedule No. [●] ([●])	Page 2

14.
[Rent Reserve. Lessee shall pay on each third (3rd) Rental Payment Due Date an additional amount equal to 1.299% of the Equipment Cost (the “Rent Reserve”) until the first to occur of (a) the fifth anniversary of the date of this Schedule and (b) the date (the “Collateral Contract Renewal Date”) on which all applicable Collateral Contracts have renewed so that the total term of each such Collateral Contract is at least ten (10) years from the date of this Schedule. The Rent Reserve shall be held by Lessor as a security deposit during the Lease Term and any renewal term, if applicable, of this Lease as security for the full payment and performance of all terms, conditions and obligations of Lessee hereunder, and it shall not excuse the performance at the time and in the manner prescribed of any obligation of Lessee or cure a default of Lessee. Lessor may, but shall not be required to, apply all or a portion of the Rent Reserve toward discharge of any overdue obligation of Lessee, and Lessor shall be entitled to commingle the Rent Reserve with any of Lessor’s own funds and shall have no obligation to pay any interest or other income thereon to the Lessee. In furtherance thereof, Lessee hereby grants to Lessor a security interest in the cash comprising the Rent Reserve from time to time, together with the proceeds thereof, to secure the prompt payment as and when due of all indebtedness, and the prompt performance as and when due of all obligations of Lessee now or hereafter required under this Lease or the MLA. Lessee represents that the Rent Reserve is not intended by Lessee to be used to pay any obligations of Lessee to Lessor prior to Lessee’s default of its obligations under a Lease. So long as no Event of Default is then continuing, then upon the first to occur of (y) the Collateral Contract Renewal Date and (z) satisfaction in full of all of Lessee’s obligations under this Lease, Lessor would return to Lessee the Rent Reserve then being held by Lessor.]9
15.
[Letter of Credit. So long as no Event of Default is then continuing, then upon the first to occur of (a) the date Lessor receives collateral assignment of a Collateral Contract with a total term of at least ten (10) years from the date of this Schedule and (b) satisfaction in full of all of Lessee’s obligations under this Lease, Lessor would, following Lessee’s request therefor, return to Lessee the Letter of Credit for cancellation.]10
16.
Registered Form. The obligations evidenced by this Lease are issued in registered form within the meaning of Section 163(f) of the Internal Revenue Code of 1986, as amended, and Treasury Regulation § 5f.103-1(c). Lessor shall maintain at its principal office a register (the “Register”) in which it shall record (a) the name and address of Lessor and any assignee(s) of Lessor, (b) the Rent owed to each and (c) each transfer or assignment of the Lease, if any.
17.
Addenda. In addition to those expressly referred to herein, the following Riders, Schedules or other addenda are agreed to by the parties on the effective date hereof and are incorporated in the Lease for all purposes:
(a)
Exhibit A (Equipment Description);
(b)
Exhibit B (Stipulated Loss Value); and
(c)
Maintenance and Return Rider to Equipment Schedule No. [●].
18.
Master Lease Agreement. Except as expressly provided or modified hereby, all the terms and provisions of the MLA shall remain in full force and effect.
19.
Counterparts. This Schedule may be signed in counterparts, manually or electronically, and each such counterpart shall be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

[Signature Page Follows]

9 To be inserted if Equipment is subject to a Renewal Contract.

10 To be inserted in each 84-month Lease.

Equipment Schedule No. [●] ([●])	Page 3

IN WITNESS WHEREOF, the parties hereto have executed or caused this Equipment Schedule No. [●] to be duly executed by their respective duly authorized officers as of the date first above written.

GALT POWER SOLUTIONS LLC

By:
Name:
Title:

THIS EQUIPMENT SCHEDULE NO. [●] IS EXECUTED AND ACCEPTED BY LESSOR on this ___ day of ___________, 20___.

STONEBRIAR COMMERCIAL FINANCE LLC

By:
Name:
Title:

Equipment Schedule No. [●] ([●])	Signature Page

EXHIBIT A

EQUIPMENT DESCRIPTION

Equipment Schedule No. [●] ([●])	Ex. A

EXHIBIT B

(STIPULATED LOSS VALUE)

[INTENTIONALLY OMITTED]

Exhibit B (Stip Loss)

MAINTENANCE AND RETURN RIDER

(Power Generators)

Lessor:	STONEBRIAR COMMERICAL FINANCE LLC

Lessee:	GALT POWER SOLUTIONS LLC

THIS MAINTENANCE AND RETURN RIDER, dated as of [●] (this “Rider”), is executed by Lessee in favor of Lessor pursuant to, and is incorporated for all purposes into, that certain Equipment Schedule No. [●], dated as of even date herewith (the “Schedule”), between Lessee and Lessor, such Schedule executed pursuant to and incorporating the terms of that certain Master Lease Agreement, dated as of December 26, 2025 (the “MLA”; the Schedule incorporating the terms of the MLA is referred to herein as the “Lease”), between Lessee and Lessor. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Lease. This Rider only amends the terms of the MLA for purposes of the Lease, and the amendments and other modifications set forth herein do not apply to, and are not effective with respect to, any other agreement among the parties hereto or to any equipment other than the Equipment subject to the Lease.

In addition to the provisions set forth in the Lease, the following provisions shall apply with respect to all Equipment subject to the Lease:

1. Use and Physical Condition. In addition to all other terms and conditions of the Lease relating to maintenance, service, repair and operation of the Equipment (which term, for purposes of this Rider, shall include (i) all “Equipment” under the Schedule and (ii) to the extent applicable, all “Fixtures” and “Improvements” under the Schedule), Lessee agrees to comply with the following terms and conditions:

(a)
Lessee, at its sole cost and expense, shall maintain, service, repair and operate the Equipment: (i) in accordance and consistent in all material respects with (A) Lessee’s internal operating policies in effect from time to time and consistent with Lessee’s past practice, (B) the original equipment manufacturer’s or supplier’s recommendations and all maintenance and operating manuals, service agreements, and order documentation that have been provided or are available to Lessee without undue burden or expense, whenever furnished or entered into, including any subsequent amendments or replacements thereof, issued by the manufacturer, supplier or service provider which have been provided to or are available to Lessee without undue burden or expense, (C) so as to preserve all of Lessee’s and Lessor’s rights to any warranties, indemnities or other rights or remedies under the purchase agreement or supply contract for the Equipment, (D) all applicable laws and (E) the prudent practice of other similar companies in the same business as Lessee, but in any event to no lesser standard than that employed by Lessee for comparable equipment owned or leased by it; (ii) without limiting the foregoing, so as to cause the Equipment to be in good repair, condition and working order suitable for its originally intended purpose and in at least the same condition as when delivered to Lessee under the Lease, except for ordinary wear and tear resulting despite Lessee’s full compliance with the terms hereof.
(b)
Lessee shall provide prompt written notice to Lessor if use of Equipment will discontinue for more than 90 days and shall not permanently discontinue use of the Equipment for more than three hundred sixty five (365) days. If the Equipment is idled for more than ninety (90) days after startup and commissioning, Lessee shall adhere to the Caterpillar technical manual Operation and Maintenance Instruction for the preservation, preparation for storage and unit maintenance, which outlines manufacturer considerations for inactivity. The Equipment shall be maintained in good condition in all material respects, together and able to operate as described herein, except for ordinary wear and tear and casualty events resulting despite Lessee’s material compliance with the terms hereof. To the extent applicable, all material maintenance records, maintenance record jackets, repair jackets, repair orders, registration certificates and all other similar material documents, in their entirety, must be available to Lessor upon return of the Equipment.

2. Inspection. In addition to all other terms and conditions of the Lease as it relates to Lessor’s right to inspect the Equipment, Lessee agrees to comply with the following terms and conditions:

(a)
In addition to its right to inspect the Equipment, Lessor may also inspect the records regarding the maintenance, service and repair of the Equipment at reasonable times and upon reasonable prior notice to Lessee, provided, however, that so long as no Event of Default shall have occurred and be continuing, Lessor shall limit the number of inspections to not more than two (2) during any twelve (12) month period and that during any such inspection, (i) Lessor shall not materially disturb or interrupt Lessee’s business operations, (ii) Lessee shall have the right to have a representative present and (iii) Lessor shall, and shall require its employees, agents and invitees to, materially comply with Lessee’s bona fide site safety, access and loss prevention rules (the “Loss Prevention Rules”), copies of which shall be made available to Lessor in advance. If, after any inspection of any Equipment or the records for any Equipment by Lessor or its agent, Lessor determines that discrepancies exist as they pertain to the condition, maintenance, service, or repair of the Equipment, then Lessor will communicate these discrepancies to Lessee in writing. Lessee shall have thirty (30) days to repair or correct these discrepancies at Lessee’s sole expense. Lessee will pay all expenses for a re-inspection by Lessor or Lessor’s agent if corrective measures are required.

3. Return of Equipment. In connection with any return of the Equipment, Lessee agrees also to comply with the following terms and conditions in addition to all other terms and conditions of the Lease:

(a)
Lessee shall contact Lessor for shipping instructions and, at Lessee’s own risk and expense, promptly return the Equipment, freight, equipment loading, unloading and rigging costs prepaid, to a location in the continental United States specified by Lessor. At the time of such return to Lessor, the Equipment shall (i) be in the operating order, repair and condition as required by or specified in the original specifications and warranties of each manufacturer and vendor thereof (each an “OEM”), ordinary wear and tear excepted, and (ii) be capable of being promptly assembled and operated in accordance with its original specifications by a knowledgeable third party purchaser or third party lessee without further repair, replacement, alterations or improvements, and in accordance and compliance with any and all material statutes, laws, ordinances, rules and regulations of any governmental authority or any political subdivision thereof the compliance with which is required to operate the Equipment for the purpose for which the Equipment was designed; provided that if the Lessee returns the Equipment solely as a result of the enactment or enforcement of any material statute, law, ordinance, rule or regulation that the Lessee has determined in good faith the cost, burden, difficulty or consequence of compliance would cause a material economic hardship to Lessee and outweighs or is excessive in light of the practical benefit afforded to the Lessee by the Equipment (any such statute, law, ordinance, rule or regulation, the “Specified Regulation”), the Equipment shall be returned such that it may be assembled and operated in accordance with the material statutes, laws, ordinances, rules and regulations in effect immediately prior to the date of enactment or enforcement of the Specified Regulation. Unless Lessee has provided proper notice of Lessee’s intent to purchase the Equipment consistent with all requirements under the Lease, Lessee shall give Lessor irrevocable written notice of Lessee’s intent to return the Equipment at least one hundred and eighty (180) days (but not more than three hundred and sixty (360) days) before the expiration of the Term (a “Return Notice”). Following receipt of a Return Notice, Lessor and its prospective purchasers or lessees shall have the right of access to the real property on which the Equipment is located to inspect the Equipment at reasonable times and upon reasonable prior notice to Lessee, provided, however, that during any such inspection, (i) Lessor shall not materially disturb or interrupt Lessee’s business operations, (ii) Lessee shall have the right to have a representative present and (iii) Lessor shall and shall require its designees and agents to materially comply with all applicable federal, state or local laws and the Loss Prevention Rules, copies of which shall be made available to Lessor in advance.
(b)
At least ninety (90) days and not more than one hundred twenty (120) days prior to expiration or earlier termination of the Lease, Lessee shall provide to Lessor, to the extent that it is available to Lessee, a detailed inventory of all components and software of the Equipment. The inventory should include, but not be limited to, a listing of model and serial/identification numbers for all components, hardware, software features, accessories, and spare parts comprising the Equipment.
(c)
At least ninety (90) days and not more than one hundred twenty (120) days prior to expiration or earlier termination of the Lease, upon receiving reasonable notice from Lessor, Lessee shall provide or cause the OEMs to provide to Lessor with respect to the Equipment, to the extent that it is available to Lessee, the following documents: one set of service and operating manuals including replacements and/or additions thereto, documents detailing equipment maintenance records, log books, plans, drawings, blueprints, schematics, process flow diagrams, inspections and overhaul records and operating requirements or other materials pertinent to the Equipment’s operation, maintenance, assembly and disassembly, such that all documentation is completely up-to date.
(d)
At least ninety (90) days and not more than one hundred twenty (120) days prior to expiration or earlier termination of the Lease, upon notification of return and upon receiving reasonable notice from Lessor, a Lessor-appointed OEM representative or a qualified equipment maintenance provider with respect to the Equipment (the “Inspector”) reasonably acceptable to Lessee and at Lessee’s cost, shall perform a comprehensive physical and mechanical inspection of the Equipment and provide in-depth field service reports detailing such inspections, including the itemizing of any deficiencies and the costs for repair; certifying that the Equipment and primary components are operating within the applicable OEM’s recommended and published specifications (to the extent existing and applicable); and if during such inspection, examination and test, an Inspector finds any of the material or workmanship of the Equipment to be defective or the Equipment not operating within the applicable OEM’s specifications, in each case so as to have a materially adverse effect on the operation of the Equipment (as determined by Lessor in its sole reasonable discretion), then Lessee shall repair or replace such defective material. If corrective measures are required, Lessee shall pay for a follow-up inspection of the Equipment by a Lessor appointed agent at a reasonable cost to confirm the defective material has been repaired or replaced or other deficiencies have been corrected.
(e)
Prior to the expiration or earlier termination of the Lease, the Equipment must be (i) able to perform its required tasks in substantially the manner as it performed as of the date of the Schedule, (ii) complete with no missing components or attachments and (iii) have all safety and control features, fully functional, and rust/corrosion free. All passcodes provided and keys or other items needed to operate and belonging to the Equipment must be secured to a major component of the Equipment.
(f)
At the time of return hereunder, all major components and all wear points of the Equipment shall be within manufacturer's design performance characteristics and tolerances and capable of performing the task(s) as originally intended by each components manufacturer and in a safe manner, without need for any repair or rehabilitation. There will be no structural or mechanical damage. Frames, structural members, accessories and attachments must be structurally sound without breaks or cracks and in compliance with all federal, state, local and other regulatory requirements. In no instance shall the Equipment be returned with less than halftime remaining prior to any OEM’s recommended overhaul(s). Any item of the Equipment with predictable or scheduled replacements or overhaul lives shall have not less than fifty percent (50%) useful life remaining before the next such replacement or overhaul.
(g)
Prior to the expiration or earlier termination of the Lease, all internal fluids (where recommended by OEM for storage and delivery), including but not limited to, lube oil and hydraulic fluid, shall be removed from the machinery. All process fluids and residual waste products shall be removed from the Equipment and disposed of in accordance with the then current waste disposal laws and regulations including those specified by the United States Environmental Protection Agency (“EPA”) and other applicable Governmental Authorities.
(h)
Prior to the expiration or earlier termination of the Lease, all non-OEM markings and any other markings, which are not necessary for the operation, maintenance or repair of the Equipment, shall be removed in a professional manner so as not to cause damage to the machinery.
(i)
Prior to the expiration or earlier termination of the Lease, Lessee must properly remove or treat all rust or corrosion to the extent the same materially impacts the performance of the Equipment, and the Equipment must be cleaned in conformance with the then current local, state, federal and EPA waste disposal regulations, including those prescribed by the United States Department of Labor’s Occupational Safety and Health Administration (“OSHA”).
(j)
Prior to the expiration or earlier termination of the Lease, Lessee shall ensure the Equipment and the Equipment operations conform to all applicable local, state, and federal laws, health and safety guidelines, including all applicable EPA, OSHA and hazardous materials regulations. The Equipment shall be returned with any applicable approvals, certifications, permits and other documentation from any regulatory agency with oversight for the continued usage and operation of the Equipment.

(k)
Lessee shall permit Lessor to videotape the Equipment under power and operating at Lessee’s facility or site at times mutually agreeable to Lessor and Lessee prior to de-installation at the end of the Lease Term.
(l)
Upon return, Lessee shall ensure that any and all inspections, overhauls, rebuilds, or certifications of the Equipment required to satisfy the terms and conditions of this Rider and the Lease - and that are either i) scheduled within six months of the expiration of the Lease Term, or ii) due within two thousand (2,000) operating hours of OEM’s prescribed overhaul or rebuild interval recommendations - are completed prior to redelivery to Lessor. Lessor will have fourteen (14) days after the Equipment has been returned to re-inspect the Equipment. Equipment found not to be in the condition called for under this Lease will not be accepted as returned until it is in the condition required hereby.
(m)
For a period of one hundred eighty (180) days after the expiration of the Lease, Lessee shall give free storage and Lessor the right to attempt resale of the Equipment from Lessee’s premises with Lessee’s full cooperation and assistance. At Lessor’s option, Lessee will also allow Lessor to arrange for an on-site auction of the Equipment, provided Lessor has given reasonable notice. During this period, the Equipment must be reasonably maintained, safe, secure, insured, remain fully operational, and accessible for inspections. Lessee must cease production operation of the Equipment at expiration of the Lease Term but keep the Equipment in operating condition and fully powered for demonstration purposes.
(n)
Lessee must provide for the deinstallation, packing and transporting of all the Equipment (including all wire, piping, cable and mounting hardware which shall be disassembled and match-marked) in accordance with the OEM’s or a qualified maintenance provider’s recommendations (if existing and applicable) and only by a licensed erector/rigger selected by Lessor who specializes in similar type equipment deinstallation and reassembly, so that the Equipment may be assembled and installed at another location. Deinstallation shall include, without limitation, certification, proper crating (in a manner that is suitable for export), any special transport equipment (such as metal skids, lifting slings, brackets, etc.), proper blue printing, mapping, tagging and labeling of each individual part including cables, electrical apparatus, wires and components. The Equipment shall be returned with a certificate supplied by the Inspector (as outlined above in 3(d)) certifying that the Equipment is in good condition, operating within the OEM’s specifications and, where applicable, eligible for the OEM’s maintenance plan. Lessee shall transport the Equipment in a manner consistent with industry practices. Lessor shall be held harmless for any damages to disassembly area or site in connection with Lessee’s deinstallation, packing and transporting of all the Equipment, unless such damages arise from Lessor’s gross negligence or willful misconduct.
(o)
Lessee shall obtain, at Lessee’s expense, a policy of transit insurance for the redelivery period in an amount equal to the then Stipulated Loss Value of the Equipment, and Lessor shall be named as sole loss payee on such policy of insurance.
(p)
Upon the sale of Equipment to a third party, Lessee shall, at Lessor’s sole reasonable cost of time, travel, and materials expenses, provide reasonable technical assistance for a period of one hundred eighty (180) days after the Equipment has been reassembled and installed at a location to which it is redelivered in good operating condition and able to perform all functions for which the Equipment is designed.

ALL PROVISIONS OF THIS RIDER SHALL SURVIVE ANY EXPIRATION OR EARLIER TERMINATION OF THE LEASE and may be amended only in writing signed by Lessee and Lessor. Except as specifically set forth herein, all of the terms and conditions of the Lease shall remain in full force and effect and are hereby ratified and affirmed. To the extent that the provisions of this Rider conflict with any provisions contained in the Lease, the provisions of this Rider shall control.

Acknowledged and agreed as of the date first set forth above:

GALT POWER SOLUTIONS LLC

By :
Name:
Title: